EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS ANNOUNCES TAX REPORTING INFORMATION FOR 2019 COMMON AND PREFERRED SHARE DISTRIBUTIONS

DALLAS, January 24, 2020 - Braemar Hotels & Resorts Inc. (NYSE: BHR) ("Braemar" or the "Company") today announced the tax reporting (Federal Form 1099-DIV) information for the 2019 distributions on its common shares and its Series B and Series D preferred shares.

The income tax treatment for 2019 for Braemar Hotels and Resorts, Inc. Common Stock CUSIP #10482B101 traded on the NYSE under ticker symbol “BHR” is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Capital Gain Distribution	Unrecaptured 1250 Gain	Return of Capital
Total Cash Per Share	$0.6400000	$0.0000000	$0.0000000	$0.0000000	$0.6400000
Total Stock per Share (NYSE: AINC)	$0.1066353	$0.0000000	$0.0000000	$0.0000000	$0.1066353
Total Distributions	$0.7466353	$0.0000000	$0.0000000	$0.0000000	$0.7466353
Percent	100%	0%	0%	0%	100%

The income tax treatment for the 2019 distributions for Braemar Hotels and Resorts, Inc. Series B Preferred Stock CUSIP #10482B200 is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Capital Gain Distribution	Unrecaptured 1250 Gain	Return of Capital
Total Cash Per Share	$1.3752000	$0.0000000	$0.0000000	$0.0000000	$1.3752000
Percent	100%	0%	0%	0%	100%

The income tax treatment for the 2019 distributions for Braemar Hotels and Resorts, Inc. Series D Preferred Stock CUSIP #104823B209 is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Capital Gain Distribution	Unrecaptured 1250 Gain	Return of Capital
Total Cash Per Share	$1.7816960	$0.0000000	$0.0000000	$0.0000000	$1.7816960
Percent	100%	0%	0%	0%	100%

The common and preferred distributions that the company paid on January 15, 2019 to shareholders of record as of December 31, 2018 are reportable in 2019. The common and preferred distributions that the company paid on January 15, 2020 to shareholders of record as of December 31, 2019 will be reportable in 2020.

On November 5, 2019 Braemar distributed its remaining shares of common stock in Ashford, Inc. (NYSE: AINC) to the common shareholders of record as of the close of business of the New York Stock Exchange on October 29, 2019 (each a "BHR Shareholder").  BHR Shareholders were entitled to receive approximately 0.0047 shares of AINC common stock for every share of BHR common stock held as of October 29, 2019.  Braemar is reporting the distribution of AINC common stock as a return of capital dividend for U.S. federal income tax purposes.  Braemar Shareholders are treated as receiving a return of capital dividend upon this distribution equal to the fair market value of the AINC common stock (and cash in lieu of fractional shares of such common stock) received in the distribution.  The fair market value for federal income tax purposes of AINC common stock was $22.65 per share based on the closing price on November 5, 2019.  After the distribution, Braemar no longer has any ownership interest in AINC.

The above income tax discussion contains a general explanation of certain U.S. federal income tax consequences of the distribution of the AINC shares to BHR Shareholders.  The information represents Braemar's general understanding of the application of certain existing U.S. federal income tax laws and regulations relating to the distribution.  It does not constitute tax advice and does not purport to be complete.  Shareholders are urged to consult their tax advisors regarding the particular consequences of the distribution, including the applicability and effect of all U.S. federal, state and local, and foreign tax laws.

In accordance with IRS Code Section 6045B, the Company will post Form 8937, Report of Organizational Actions Affecting Basis of Securities, which may be found in the Corporate Actions section of the company's website. This form provides detailed information on the return of capital portion of the preferred and common share distributions.

The Company encourages shareholders to consult with their own tax advisors with respect to the federal, state and local, and foreign income tax effects of these dividends.
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple's App Store and the Google Play Store by searching "Ashford."

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations.  Forward-looking statements in this press release may include, among others, statements about the implied share price for the Company's common stock.  When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition.  These and other risk factors are more fully discussed in Braemar's filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release.  The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.